                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 10)*

                             Barr Laboratories, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    068306109
                                 (CUSIP Number)

                                Meyer F. Florence
                                150 Signet Drive
                         Weston, Ontario, Canada M9L 1T9
                                 (416) 749-9300
  (Name, Address and Telephone Number of Person Authorized to Received Notices
                               and Communications)

                                December 15, 2003
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
CUSIP No. 068306109

1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Bernard C. Sherman

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                  (a)
                      ---
                  (b)  X
                      ---

3)       SEC USE ONLY

4)       SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Ontario, Canada

NUMBER OF                  7)      SOLE VOTING POWER
SHARES                             11,250
BENEFICIALLY               8)      SHARED VOTING POWER
OWNED BY                           9,884,426
EACH                       9)      SOLE DISPOSITIVE POWER
REPORTING                          11,250
PERSON WITH                10)     SHARED DISPOSITIVE POWER
                                   9,884,426

11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  9,895,676

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  14.7%

14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  IN

                                  SCHEDULE 13D
CUSIP No. 068306109

1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  The Bernard Sherman 2000 Trust

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                           (a)
                               ---
                           (b)  X
                               ---

3)       SEC USE ONLY

4)       SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Ontario, Canada

NUMBER OF                  7)       SOLE VOTING POWER
SHARES                              0
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            9,884,426
EACH                       9)       SOLE DISPOSITIVE POWER
REPORTING                           0
PERSON WITH                10)      SHARED DISPOSITIVE POWER
                                    9,884,426

11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  9,884,426

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  14.7%

14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  OO

                                  SCHEDULE 13D
CUSIP No. 068306109

1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Sherman Holdings Inc.

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                           (a)
                               ---
                           (b)  X
                               ---

3)       SEC USE ONLY

4)       SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Ontario, Canada

NUMBER OF                  7)       SOLE VOTING POWER
SHARES                              0
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            9,884,426
EACH                       9)       SOLE DISPOSITIVE POWER
REPORTING                           0
PERSON WITH                10)      SHARED DISPOSITIVE POWER
                                    9,884,426

11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  9,884,426

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  14.7%

14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC, CO

                                  SCHEDULE 13D
CUSIP No. 068306109

1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Shermco Inc.

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                           (a)
                               ---
                           (b)  X
                               ---

3)       SEC USE ONLY

4)       SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Ontario, Canada

NUMBER OF                  7)       SOLE VOTING POWER
SHARES                              0
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            9,884,426
EACH                       9)       SOLE DISPOSITIVE POWER
REPORTING                           0
PERSON WITH                10)      SHARED DISPOSITIVE POWER
                                    9,884,426

11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  9,884,426

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  14.7%

14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC, CO

                                  SCHEDULE 13D
CUSIP No. 068306109

1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Sherfam Inc.

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                           (a)
                               ---
                           (b)  X
                               ---

3)       SEC USE ONLY

4)       SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Ontario, Canada

NUMBER OF                  7)       SOLE VOTING POWER
SHARES                              0
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            9,884,426
EACH                       9)       SOLE DISPOSITIVE POWER
REPORTING                           0
PERSON WITH                10)      SHARED DISPOSITIVE POWER
                                    9,884,426

11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  9,884,426

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  14.7%

14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC, CO

                                  SCHEDULE 13D
CUSIP No. 068306109

1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Apotex Holdings Inc.

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                           (a)
                               ---
                           (b)  X
                               ---

3)       SEC USE ONLY

4)       SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Ontario, Canada

NUMBER OF                  7)       SOLE VOTING POWER
SHARES                              0
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            9,884,426
EACH                       9)       SOLE DISPOSITIVE POWER
REPORTING                           0
PERSON WITH                10)      SHARED DISPOSITIVE POWER
                                    9,884,426


11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  9,884,426

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  14.7%

14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC, CO

                                  SCHEDULE 13D
CUSIP No. 068306109

1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  SHERMFIN INC.  22-2416614

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                           (a)
                               ---
                           (b)  X
                               ---

3)       SEC USE ONLY

4)       SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware, USA

NUMBER OF                  7)       SOLE VOTING POWER
SHARES                              0
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            9,884,426
EACH                       9)       SOLE DISPOSITIVE POWER
REPORTING                           0
PERSON WITH                10)      SHARED DISPOSITIVE POWER
                                    9,884,426

11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  9,884,426

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  14.7%

14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC, CO

                                  SCHEDULE 13D
CUSIP No. 068306109

1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Sherman Delaware, Inc.  13-3083682

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                           (a)
                               ---
                           (b)  X
                               ---

3)       SEC USE ONLY

4)       SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware, USA

NUMBER OF                  7)       SOLE VOTING POWER
SHARES                              0
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            9,884,426
EACH                       9)       SOLE DISPOSITIVE POWER
REPORTING                           0
PERSON WITH                10)      SHARED DISPOSITIVE POWER
                                    9,884,426

11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  9,884,426

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  14.7%

14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC, CO

The Reporting Persons (as defined below) hereby amend and supplement the
Schedule 13D originally filed with the Securities and Exchange Commission (the "SEC") on March 26, 1999, as amended by Amendment No. 1 filed with the SEC on July 1, 1999, as amended by Amendment No. 2 filed with the SEC on June 14, 2001, as amended by Amendment No. 3 filed with the SEC on December 24, 2002, as amended by Amendment No. 4 filed with the SEC on February 19, 2003, as amended by Amendment No. 5 filed with the SEC on March 7, 2003, as amended by Amendment No. 6 filed with the SEC on May 19, 2003, as amended by Amendment No. 7 filed with the SEC on August 21, 2003, as amended by Amendment No. 8 filed with the SEC on September 19, 2003 and as further amended by Amendment No. 9 filed with the SEC on October 23, 2003 (the "Schedule") as follows:

         This Schedule relates to the common stock, par value $.01 per share ("Common Stock"), of Barr Laboratories, Inc., a Delaware corporation (the "Issuer").

"Item 5.  Interest in Securities of the Issuer.

         Items 5(a) and (b) of the Schedule are hereby amended by deleting the existing text and inserting the following text in its stead:


                              Amount                   Sole Power to    Shared Power to        Sole Power to      Shared Power to
        Reporting Person   Beneficially  Percent of       Vote or           Vote or          Dispose or Direct   Dispose or Direct
                             Owned (1)     Class      Direct the Vote   Direct the Vote     the Disposition of   the Dispostion of
1. Dr. Sherman              9,895,676(2)    14.7          11,250         9,884,426(2)            11,250             9,884,426(2)
2. Sherman Trust            9,884,426(2)    14.7             0           9,884,426(2)              0                9,884,426(2)
3. Sherman Holdings         9,884,426(2)    14.7             0           9,884,426(2)              0                9,884,426(2)
4. Shermco                  9,884,426(2)    14.7             0           9,884,426(2)              0                9,884,426(2)
5. Shermfam                 9,884,426(2)    14.7             0           9,884,426(2)              0                9,884,426(2)
6. Apotex                   9,884,426(2)    14.7             0           9,884,426(2)              0                9,884,426(2)
7. Shermfin                 9,884,426(2)    14.7             0           9,884,426(2)              0                9,884,426(2)
8. SDI                      9,884,426(2)    14.7             0           9,884,426(2)              0                9,884,426(2)



(1) All share amounts have been adjusted from those disclosed in Amendments 1 through 5 to the Schedule to reflect the 3-for-2 stock split effected in the form of a 50% stock dividend distributed on March 17, 2003.

(2) By virtue of the relationships described in Item 2(a) above, Dr. Sherman, Sherman Trust, Sherman Holdings, Shermco, Sherfam, Apotex and Shermfin may be deemed to possess indirect beneficial ownership of the shares of Common Stock beneficially owned by SDI.

         The filing of this statement by Dr. Sherman, Sherman Trust, Sherman Holdings, Shermco, Sherfam, Apotex and Shermfin shall not be construed as an admission that any of Dr. Sherman, Sherman Trust, Sherman Holdings, Shermco, Sherfam, Apotex or Shermfin, is, for the purposes of Section 13(d) or Section 13(g) of the Act, the beneficial owner of any securities covered by this statement.

         Because of the relationships described in Item 2(a) above, the Reporting Persons may be deemed to constitute a "group" within the meaning of Rule 13d-5 under the Act, and as such, each member of the group would be deemed to beneficially own, in the aggregate, all the shares of Common Stock held by members of the group. The Reporting Persons disclaim membership in a group."

         Item 5(c) of the Schedule is hereby amended by deleting the existing text and inserting the following text in its stead:

                  "Other than as described below and in Amendment No. 9 to the Schedule, there were no transactions in the Company's Common Stock effected by the Reporting Persons during the past sixty days. All of the transactions set forth below were effected by the sale by SDI of such shares of Common Stock in open market transactions pursuant to Rule 144 under the Securities Act of 1933, as amended.

                     Trade Date       No. of Shares       Price Per Share
                     ----------       -------------       ---------------
                     12/15/2003           6,600                $73.8
                     12/15/2003           4,400                $73.85
                     12/15/2003           2,000                $73.88
                     12/15/2003           3,200                $74
                     12/15/2003           3,400                $74.02
                     12/15/2003             600                $74.04
                     12/15/2003           7,100                $74.05
                     12/15/2003             900                $74.06
                     12/15/2003           3,800                $74.1
                     12/15/2003             800                $74.12
                     12/15/2003           3,300                $74.15
                     12/15/2003             700                $74.17
                     12/15/2003           1,600                $74.21
                     12/15/2003           2,600                $74.25
                     12/15/2003             800                $74.26
                     12/15/2003           1,300                $74.27
                     12/15/2003             700                $74.28
                     12/15/2003             300                $74.29
                     12/15/2003             100                $74.35
                     12/15/2003             700                $74.4
                     12/15/2003           1,000                $74.41
                     12/15/2003             600                $74.43
                     12/15/2003           1,300                $74.45
                     12/15/2003             100                $74.47
                     12/15/2003           1,300                $74.5
                     12/15/2003           1,100                $74.52
                     12/15/2003             700                $74.53
                     12/15/2003             600                $74.54
                     12/15/2003             100                $74.55
                     12/15/2003             500                $74.56
                     12/15/2003             300                $74.64
                     12/15/2003           2,400                $74.65
                     12/15/2003             700                $74.68
                     12/15/2003           2,600                $74.71
                     12/15/2003             400                $74.73
                     12/15/2003             200                $74.74
                     12/15/2003             100                $74.75
                     12/15/2003             800                $74.77
                     12/15/2003           1,400                $74.78
                     12/15/2003             500                $74.81
                     12/15/2003           1,400                $74.89
                     12/15/2003           1,400                $74.9
                     12/15/2003           1,200                $74.91
                     12/15/2003           1,900                $74.93
                     12/15/2003             500                $74.94
                     12/15/2003          10,600                $75
                     12/15/2003           4,500                $75.03
                     12/15/2003             300                $75.07
                     12/15/2003             400                $75.12
                     12/15/2003             900                $75.17
                     12/15/2003             600                $75.21
                     12/15/2003          11,000                $75.22
                     12/15/2003           1,500                $75.23
                     12/15/2003             600                $75.24
                     12/15/2003           2,500                $75.25
                     12/15/2003             200                $75.26
                     12/17/2003             300                $73.77
                     12/17/2003             100                $73.79
                     12/17/2003           2,200                $73.8
                     12/17/2003           1,100                $73.81
                     12/17/2003             700                $73.82
                     12/17/2003             600                $73.83
                     12/17/2003             400                $73.84
                     12/17/2003           1,400                $73.85
                     12/17/2003             200                $73.86
                     12/17/2003           3,100                $73.89
                     12/17/2003          26,400                $73.9
                     12/17/2003             400                $73.91
                     12/17/2003             100                $73.92
                     12/17/2003           1,600                $73.93
                     12/17/2003             500                $73.94
                     12/17/2003           7,100                $73.95
                     12/17/2003             600                $73.96
                     12/17/2003             500                $73.98
                     12/17/2003             200                $73.99
                     12/17/2003           8,400                $74
                     12/17/2003             300                $74.01
                     12/17/2003           9,800                $74.03
                     12/17/2003           1,500                $74.04
                     12/17/2003           1,000                $74.05
                     12/17/2003           1,000                $74.06
                     12/17/2003             800                $74.07
                     12/17/2003           2,700                $74.08
                     12/17/2003           1,200                $74.1
                     12/17/2003             500                $74.11
                     12/17/2003             200                $74.12
                     12/17/2003             500                $74.13
                     12/17/2003             600                $74.15
                     12/17/2003           1,000                $74.18
                     12/17/2003          10,800                $74.2
                     12/17/2003             100                $74.21
                     12/17/2003             600                $74.23
                     12/17/2003           1,300                $74.24
                     12/17/2003           2,200                $74.25
                     12/17/2003           2,500                $74.5
                     12/17/2003           5,500                $74.52
                     12/18/2003          25,000                $76.3
                     12/18/2003             300                $76.27
                     12/18/2003             200                $76.26
                     12/18/2003          23,400                $76.25

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    December 23, 2003
                                                /s/ Bernard C. Sherman
                                                ----------------------
                                                BERNARD C. SHERMAN

                                                THE BERNARD SHERMAN 2000 TRUST
                                                By: /s/ Bernard C. Sherman
                                                    ----------------------
                                                        Bernard C. Sherman
                                                        Sole Trustee

                                                SHERMAN HOLDINGS INC.

                                                By: /s/ Bernard C. Sherman
                                                    ----------------------
                                                        Bernard C. Sherman
                                                        President

                                                SHERMCO INC.

                                                By: /s/ Bernard C. Sherman
                                                    ----------------------
                                                        Bernard C. Sherman
                                                        Chairman

                                                SHERFAM INC.

                                                By: /s/ Bernard C. Sherman
                                                    ----------------------
                                                        Bernard C. Sherman
                                                        Chairman

                                                APOTEX HOLDINGS INC.

                                                By: /s/ Bernard C. Sherman
                                                    ----------------------
                                                        Bernard C. Sherman
                                                        President

                                                SHERMFIN, INC.

                                                By: /s/ Bernard C. Sherman
                                                    ----------------------
                                                        Bernard C. Sherman
                                                        President

                                                SHERMAN DELAWARE, INC.

                                                By: /s/ Bernard C. Sherman
                                                    ----------------------
                                                        Bernard C. Sherman
                                                        President